Exhibit 99.3

The Board of Directors

Olin Corporation

190 Carondelet Plaza, Suite 1530

Clayton, Missouri 63105

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated June 15, 2026, to the Board of Directors of Olin Corporation (“Olin”) as Annex D to, and reference to such opinion letter under the headings “Summary—Opinions of Financial Advisors—Opinion of Lazard Frères & Co. LLC, Olin’s Financial Advisor” and “The Merger—Opinion of Olin’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving Olin Corporation and Huntsman Corporation which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Olin Corporation (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ George Bilicic
George Bilicic Vice Chairman of Investment Banking and Managing Director

July 10, 2026